EXHIBIT 99.1
NUVEEN INVESTMENTS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Balance Sheets
Unaudited
(in thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$331,519	$467,136
Management and distribution fees receivable	85,300	98,733
Other receivables	24,790	12,354
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation and amortization of $85,296 and $82,483, respectively	60,789	62,009
Investments	370,400	347,362
Goodwill	2,299,822	2,299,725
Intangible assets, at cost less accumulated amortization of $89,155 and $72,945, respectively	3,115,145	3,131,355
Current taxes receivable	14,298	14,276
Other assets	18,030	21,540

Total assets	$6,320,093	$6,454,490

LIABILITIES AND EQUITY
Short-term obligations:
Accounts payable	$8,779	$9,633
Accrued compensation and other expenses	85,753	165,021
Fair value of open derivatives	81,776	78,574
Other short-term liabilities	14,176	20,642

Total short-term obligations	190,484	273,870

Long-term obligations:
Term notes	$4,180,060	$4,192,922
Deferred income tax liability, net	1,030,776	1,047,518
Other long-term liabilities	26,451	27,042

Total long-term obligations	5,237,287	5,267,482

Total liabilities	5,427,771	5,541,352

Equity:
Nuveen Investments shareholders’ equity:
Additional paid-in capital	2,836,493	2,841,465
Retained earnings/ (deficit)	(1,821,301)	(1,796,162)
Accumulated other comprehensive income/(loss)	(8,115)	(4,200)

Total Nuveen Investments shareholders’ equity	1,007,077	1,041,103

Noncontrolling interest	(114,755)	(127,965)

Total equity	892,322	913,138

Total liabilities and equity	$6,320,093	$6,454,490

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Statements of Income
Unaudited
(in thousands)

	Three Months Ended
	March 31,
	2009	2008
Operating revenues:
Investment advisory fees from assets under management	$140,529	$192,758
Product distribution	969	1,231
Performance fees / other revenue	5,735	2,825

Total operating revenues	147,233	196,814

Operating expenses:
Compensation and benefits	69,426	77,022
Advertising and promotional costs	2,424	3,593
Occupancy and equipment costs	7,937	6,544
Amortization of intangible assets	16,210	16,200
Travel and entertainment	2,456	3,341
Outside and professional services	9,897	9,148
Other operating expenses	9,444	9,129

Total operating expenses	117,794	124,977

Other income/(expense)	14,588	(76,029)

Net interest expense	(64,236)	(68,268)

Loss before taxes	(20,209)	(72,460)

Income tax benefit	(14,414)	(19,280)

Net loss	(5,795)	(53,180)

Less: net income/(loss) attributable to the noncontrolling interests	19,264	(23,649)

Net loss attributable to Nuveen Investments	$(25,059)	$(29,531)

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Statement of Changes in Shareholders’ Equity
Unaudited
(in thousands)

	Nuveen Investments, Inc. & Subsidiaries
			Accumulated
	Additional	Retained	Other
	Paid-In	Earnings/	Comprehensive	Noncontrolling
	Capital	(Deficit)	Income/(Loss)	Interests	Total
Balance at December 31, 2008	$2,841,465	(1,796,162)	(4,200)	(127,965)	$913,138
Net income/(loss)		(25,059)		19,264	(5,795)
Cash dividends paid		(80)		(80)	(160)
Amortization of deferred and restricted class A units	2,060				2,060
Deferred and restricted class A unit payouts	(280)				(280)
Vested value of class B units	5,814				5,814
Amortization of equity interests				1,410	1,410
Other comprehensive income			(3,915)		(3,915)
Purchase of and other changes to noncontrolling interests	(12,566)			(7,384)	(19,950)

Balance at March 31, 2009	$2,836,493	(1,821,301)	(8,115)	(114,755)	$892,322

Three Months
Comprehensive Income/(Loss) (in 000s):	Ending 3/31/09
Net loss	$(5,795)
Other comprehensive income/(loss):
Unrealized gains/(losses) on marketable equity securities, net of tax	(3,956)
Reclassification adjustments for realized (gains)/losses	—
Funded status of retirement plans, net of tax	44
Foreign currency translation adjustment	(3)

Subtotal: other comprehensive income/(loss)	(3,915)

Comprehensive loss	(9,710)

less: net income attributable to noncontrolling interests	19,264

Comprehensive loss attributable to Nuveen Investments	$(28,974)

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Statements of Cash Flows
Unaudited
(in thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income/(loss) attributable to Nuveen Investments	$(25,059)	$(29,531)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Deferred income taxes	(14,439)	(23,168)
Depreciation of office property, equipment and leaseholds	3,184	2,172
Unrealized (gains)/losses on derivatives	3,202	49,420
Amortization of intangible assets	16,210	16,200
Amortization of debt related items, net	2,394	2,240
Compensation expense for equity plans	9,284	10,132
Net gain on early retirement of Senior Unsecured Notes- 5% of 2010	(4,291)	—
Net (increase) decrease in assets:
Management and distribution fees receivable	13,433	7,582
Other receivables	(9,618)	23,065
Current taxes receivable	(22)	71,995
Other assets	3,410	(6,419)
Net increase (decrease) in liabilities:
Accrued compensation and other expenses	(76,199)	(96,340)
Deferred compensation	—	13
Accounts payable	(854)	(4,087)
Other liabilities	(8,235)	3,170
Other	10	2

Net cash provided by/(used in) operating activities	(87,590)	26,446

Cash flows from financing activities:
Repayment of notes payable	(5,788)	—
Early retirement of Senior Unsecured Notes- 5% of 2010	(5,178)	—
Purchase of noncontrolling interests	(18,132)	(84,934)
Payment of income allocation to noncontrolling interests	(1,818)	(7,654)
Undistributed income allocation for noncontrolling interests	304	859
Dividends paid	(80)	—
Deferred and restricted Class A unit payouts	(280)	—

Net cash used in financing activities	(30,972)	(91,729)

Cash flows from investing activities:
MDP Transaction	—	(127)
Winslow Transaction	(97)	—
Purchase of office property and equipment	(1,975)	(3,507)
Proceeds from sales of investment securities	1,050	576
Purchases of investment securities	(12,861)	(7,650)
Net change in consolidated funds	(3,169)	(89,269)
Other	—	(34)

Net cash used in investing activities	(17,052)	(100,011)

Effect of exchange rates on cash and cash equivalents	(3)	(3)

Decrease in cash and cash equivalents	(135,617)	(165,297)

Cash and cash equivalents:
Beginning of year	467,136	285,051

End of period	$331,519	$119,754

Supplemental Information:
Taxes Paid	$46	$125
Interest Paid	$62,157	$58,886
See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Unaudited)
March 31, 2009
Note 1  Basis of Presentation
The unaudited consolidated financial statements presented herein include the accounts of Nuveen Investments, Inc. (the “Company,” or “we,” or “our”), its majority-owned subsidiaries, and certain funds which we are required to consolidate (as further discussed in Note 12, “Consolidated Funds,” in the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009)), and have been prepared in conformity with U.S. generally accepted accounting principles. All significant intercompany transactions and accounts have been eliminated in consolidation.
The unaudited consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009).
As more fully discussed in Note 1, “Acquisition of the Company,” of the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009), Nuveen Investments, Inc. (the “Predecessor”) was acquired by a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) in a merger and related transactions (collectively, the “Transactions” or the “MDP Transactions”). The Transactions closed on November 13, 2007.
Financial results for periods prior to November 13, 2007 represent operations of the Predecessor. Financial results from November 14, 2007 forward represent operations of the company surviving the MDP-led buyout (the “Successor”). As a result of the MDP-led buyout and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for the period after November 13, 2007 (the Successor period) are presented on a different basis than that for periods prior to November 13, 2007 (the Predecessor period) and therefore are not comparable.
These financial statements rely, in part, on estimates. Actual results could differ from these estimates. In the opinion of management, all necessary adjustments (consisting of normal, recurring accruals) have been reflected for a fair presentation of the results of operations, financial position and cash flows in the accompanying unaudited consolidated financial statements. The results for the period are not necessarily indicative of the results to be expected for the entire year.
SFAS 160 – Noncontrolling Interests
In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements. In addition, consolidated net income should be adjusted to include the net income attributed to the noncontrolling interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008; earlier adoption is prohibited. SFAS No. 160 requires retrospective adoption of the presentation and disclosure requirements for existing noncontrolling interests. All other requirements of SFAS No. 160 shall be applied prospectively.

The Company adopted SFAS No. 160 on January 1, 2009. As a result of the retrospective application of the disclosure provisions of SFAS No. 160, minority interest receivable/payable is no longer presented in the mezzanine section of the Company’s consolidated balance sheet. Minority interest receivable/payable is now presented as “Noncontrolling Interest” on the Company’s consolidated balance sheets. As a result of presenting “Noncontrolling Interest” on the Company’s consolidated balance sheet as of December 31, 2008 in conformity with the provisions of SFAS No. 160, “Total Nuveen Investments’ shareholders’ equity” at December 31, 2008 remains unchanged from that presented in the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009). On the statement of cash flows, repurchases of minority interests had previously been recorded in “Cash Flows Used In Investing Activities.” Under SFAS No. 160, such repurchases are reflected in “Cash Flows Used In Financing Activities.”
Also under the provisions of SFAS No. 160, changes in a parent company’s ownership interest in a subsidiary while the parent retains its controlling financial interest in that subsidiary are accounted for as equity transactions. Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the parent. During February 2009, the Company exercised its right to call certain noncontrolling interests. Under the provisions of SFAS No. 160, the $12.6 million representing the amount paid for the repurchases in excess of the vested value of these noncontrolling interests was recorded as a reduction to Nuveen’s additional paid-in-capital. Prior to SFAS No. 160, this amount would have been recorded as additional goodwill.
Other
Certain prior year balances have been reclassified to conform to the current year presentation.
Note 2  SFAS No. 157 — Fair Value Measurements
On September 15, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.
In February 2008, the FASB issued Staff Position 157-2 (“FSP 157-2”). FSP 157-2 permits delayed adoption of SFAS No. 157 for certain non-financial assets and liabilities, which are not recognized at fair value on a recurring basis, until fiscal years and interim periods beginning after November 15, 2008. As permitted by FSP 157-2, the Company had elected to delay the adoption of SFAS No. 157 for qualifying non-financial assets and liabilities, such as property, plant, and equipment, goodwill and intangible assets. Although the Company adopted the provisions of FSP 157-2 as of January 1, 2009, the Company did not elect to apply the fair value provisions of FSP 157-2 to any qualifying non-financial assets and liabilities. As a result, the application of SFAS No. 157 to the Company’s non-financial assets did not have any impact on the Company’s consolidated results of operations or financial position.
SFAS No. 157 itself does not require that fair value be applied to specific items; it merely clarifies how to value items that must be measured at fair value.
SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities by defining fair value, establishing a framework for measuring fair value, and expanding disclosure requirements about fair value measurements. Prior to this standard, methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that, for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-market model value. The standard also requires expanded disclosure of the effect on earnings for items measured using unobservable data.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions a market participant would use in pricing an asset or a liability.
SFAS No. 157 establishes a fair value hierarchy that prioritizes information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, the reporting entity’s own data). SFAS No. 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy in order to distinguish between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). Specifically:
•
Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 - inputs to the valuation methodology other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, through corroboration with observable market data (market-corroborated inputs).

•
Level 3 - inputs to the valuation methodology that are unobservable inputs for the asset or liability – that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk) developed based on the best information available in the circumstances.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
The following table presents information about the Company’s fair value measurements at March 31, 2009 (in 000s):

		Fair Value Measurements at March 31, 2009 Using
		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
		for Identical	Inputs	Inputs
Description	March 31, 2009	Assets (Level 1)	(Level 2)	(Level 3)
Assets
Available-for-sale securities	$111,479	$79,408	$14,428	$17,643
Underlying investments from consolidated vehicle	258,698	-	-	258,698
Other investments	223	-	-	223

Liabilities
Derivative financial instruments	$(81,776)	$(39)	-	$(81,737)

The following table presents a rollforward of fair value measurements considered to be Level 3:

	Fair Value Measurements Using
	Significant Unobservable Inputs (Level 3)
		Underlying
		Investments in		Derivative
	Available--for-	Consolidated	Other	Financial
	Sale Securities	Vehicle	Investments	Instruments	Total
Beginning balance (as of January 1, 2009)	$18,992	$241,180	$215	$(78,522)	$181,865
Total gains or losses (realized/unrealized)	(299)	25,950	8	(3,215)	22,444
Included in earnings	(2)	25,950	8	(3,215)	22,741
Included in other comprehensive income	(297)	-	-	-	(297)

Purchases and sales	(1,050)	(8,432)	-	-	(9,482)
Transfers in and/or out of Level 3	-	-	-	-	-

Ending balance (as of March 31, 2009)	$17,643	$258,698	$223	$(81,737)	$194,827

Available-for-Sale Securities and Trading Securities
Approximately $79.4 million of the Company’s available-for-sale securities are classified as Level 1 financial instruments, as they are valued based on unadjusted quoted market prices. The majority of these investments are investments in the Company’s managed accounts and certain product portfolios (seed investments). Approximately $14.4 million of the Company’s available-for-sale investments are considered to be Level 2 financial instruments, as they are valued based on prices developed using observable inputs.
As further discussed in Note 8, “Investments in Collateralized Loan and Debt Obligations,” the Company also has $2.1 million invested in collateralized debt obligation entities for which it acts as a collateral manager. The Company considers these investments to be Level 3 financial instruments, as the valuations for these investments are based on cash flow estimates and the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk), as developed based on the best information available in the circumstances. At March 31, 2009, the Company also holds $13.0 million in auction rate preferred stock issued by unaffiliated entities. As further discussed in the Company’s 2008 Year End Financial Statement Filing (filed under Form 8-K on March 31, 2009), the auctions for auction rate preferred stock began to fail on a widespread basis in the beginning of 2008. The Company considers these investments as Level 3 financial instruments, as there is currently no liquid market for these investments. At March 31, 2009, the Company also has approximately $2.4 million invested in seed account portfolios whose underlying investment securities are invested in emerging markets.
Underlying Investments from Consolidated Vehicle
As further discussed in Note 9, “Symphony CLO V,” in the Company’s 2008 Year End Financial Statement Filing (filed under Form 8-K on March 31, 2009), the Company is required to consolidate into its financial results an investment vehicle, Symphony CLO V, in which the Company has no equity interest, but for which an affiliate of MDP is the majority equity holder. The underlying investment securities in Symphony CLO V are predominantly syndicated loans whose fair values are derived from broker-quotes. The Company considers these investments to be Level 3 financial instruments.

Other Investments
The Company holds a general partner interest in certain limited partnerships for which one of its subsidiary companies is the advisor. The Company considers these investments to be Level 3 financial instruments, as the fair value of these investments is based on valuation pricing models.
Derivative Financial Instruments
As further discussed in Note 6, “Derivative Financial Instruments,” the Company uses derivative instruments to manage the economic impact of fluctuations in interest rates related to its long-term debt and to mitigate the overall market risk for certain product portfolios.
Derivative Instruments Related to Long-Term Debt
Currently, the Company uses interest rate swaps and an interest rate collar to manage its interest rate risk related to its long-term debt. The valuation of these derivative instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.
The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair value of the interest rate collar is determined using the market standard methodology of discounting the future expected cash payments that would occur if variable interest rates fell below the floor strike rate or the cash receipts that would occur if variable interest rates rose above cap strike rate. The variable interest rates used in the calculation of projected cash flows on the collar are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.
To comply with the provisions of SFAS No. 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although the Company has determined that the majority of the inputs used to value its derivatives related to long-term debt fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. As of March 31, 2009, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of these derivative positions and has determined that the credit valuation adjustments are significant to the overall valuation of these derivatives. As a result, the Company has determined that its valuations for derivatives related to its long-term debt in their entirety are classified in Level 3 of the fair value hierarchy.
Derivative Instruments Related to Certain Product Portfolios
At March 31, 2009, the Company holds futures contracts that have not been designated as hedging instruments under SFAS No. 133 in order to mitigate the overall market risk of certain product portfolios. As the valuations for these futures contracts are directly received from the counterparty, the futures arm of a nationally recognized bank, the Company has determined that the valuations for these derivatives are classified in Level 1 of the fair value hierarchy, as all valuations for these derivatives are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Note 3  Net Capital Requirement
Nuveen Investments, LLC, the Company’s wholly-owned broker/dealer subsidiary, is subject to SEC Rule 15c3-1, the “Uniform Net Capital Rule,” which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined in the Rule, shall not exceed 15 to 1. At March 31, 2009, Nuveen Investments, LLC’s net capital ratio was 0.92 to 1 and its net capital was approximately $28.6 million, which was $26.8 million in excess of the required net capital of $1.8 million.
Note 4  Goodwill and Intangible Assets
The following table presents a reconciliation of activity in the balance of goodwill from December 31, 2008 to March 31, 2009 presented on our consolidated balance sheets (in thousands):

Balance at December 31, 2008	$2,299,725
Winslow: working capital adjustment	97

Balance at March 31, 2009	$2,299,822

The following table presents gross carrying amounts and accumulated amortization amounts for the remaining unamortized intangible assets presented on our consolidated balance sheets at March 31, 2009 and December 31, 2008 (in thousands):

	At March 31, 2009		At December 31, 2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Trade names	$184,900	$-	$184,900	$-
Investment contracts – closed-end funds	1,277,900	-	1,277,900	-
Investment contracts – mutual funds	768,900	-	768,900	-
Customer relationships – managed accts	972,600	89,155	972,600	72,945

Total	$3,204,300	$89,155	$3,204,300	$72,945

Of the intangible assets presented above, only one is amortizable – Customer Relationships – Managed Accounts, with an estimated approximate useful life of 15 years. The remaining intangible assets presented above are indefinite-lived. The estimated aggregate amortization expense for the next five years is approximately $48.6 million for the remaining nine months of 2009, and annual amortization of $64.8 million for each of the years 2010 through 2013.

Note 5  Debt
At March 31, 2009 and December 31, 2008, debt on the accompanying consolidated balance sheets was comprised of the following long-term obligations (in thousands):

(in 000s)	March 31, 2009	December 31, 2008
Long-Term Obligations:
Senior Term Notes:
Senior term notes – 5% due 9/15/10	$222,745	$232,245
Net unamortized discount	(195)	(237)
Net unamortized debt issuance costs	(550)	(667)

Senior term notes – 5.5% due 9/15/15	300,000	300,000
Net unamortized discount	(1,064)	(1,098)
Net unamortized debt issuance costs	(1,671)	(1,725)

Term Loan Facility due 11/13/14	2,291,850	2,297,638
Net unamortized discount	(19,516)	(20,201)
Net unamortized debt issuance costs	(25,080)	(25,958)

Senior Unsecured 10.5% Notes due 11/15/15	785,000	785,000
Net unamortized debt issuance costs	(24,207)	(24,823)

Revolving Credit Facility due 11/13/13	250,000	250,000

Symphony CLO V Notes Payable	378,540	378,540
Symphony CLO V Subordinated Notes	24,208	24,208

Total	$4,180,060	$4,192,922

Senior Secured Credit Agreement — Successor
As a result of the Transactions, the Company has a senior secured credit facility (the “Credit Facility”) consisting of a $2.3 billion term loan facility and a $250 million secured revolving credit facility. At March 31, 2009 and December 31, 2008, the Company had $2.3 billion outstanding under the term loan facility. The borrowings under the term loan facility were used as part of the financing to consummate the Transactions. At March 31, 2009 and December 31, 2008, the Company had $250 million outstanding under the revolving credit facility. All borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized loan commitments at a rate of 0.3750% per annum.
All obligations under the Credit Facility are guaranteed by Windy City Investments Inc. (the “Parent”) and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under the Credit Facility and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first lien basis by substantially all present and future assets of Nuveen Investments and each guarantor.
The term loan facility matures on November 13, 2014 and the revolving credit facility matures on November 13, 2013.

The Company is required to make quarterly payments under the term loan facility in the amount of approximately $5.8 million. The credit agreement permits all or any portion of the loans outstanding to be prepaid.
At March 31, 2009 and December 31, 2008, the fair value of the $2.3 billion term loan facility was approximately $1.3 billion and $0.9 billion, respectively. At March 31, 2009 and December 31, 2008, the fair value of the $250 million revolving credit facility was approximately $125 million and $101.9 million, respectively.
Senior Unsecured Notes — Successor
Also in connection with the Transactions, the Company issued $785 million of 10.5% senior unsecured notes (“10.5% senior notes”). The 10.5% senior notes mature on November 15, 2015 and pay a coupon of 10.5% of par value semi-annually on May 15 and November 15 of each year, commencing on May 15, 2008. The Company received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were used as part of the financing to consummate the Transactions.
At March 31, 2009 and December 31, 2008, the fair value of the $785 million 10.5% senior notes was approximately $206 million and $177 million, respectively.
Obligations under the notes are guaranteed by the Parent and each of our existing, subsequently acquired, and/or organized direct or indirect, domestic, restricted (as defined in the credit agreement) subsidiaries that guarantee the debt under the Credit Facility.
Senior Term Notes — Predecessor / Successor
On September 12, 2005, the Predecessor issued $550 million of senior unsecured notes, comprised of $250 million of 5-year notes and $300 million of 10-year notes (“Predecessor senior term notes”), the majority of which remain outstanding at March 31, 2009 and December 31, 2008. The Company received approximately $544 million in net proceeds after discounts and other debt issuance costs. The 5-year Predecessor senior term notes bear interest at an annual fixed rate of 5.0% payable semi-annually on March 15 and September 15. The 10-year Predecessor senior term notes bear interest at an annual fixed rate of 5.5% payable semi-annually also on March 15 and September 15. The net proceeds from the Predecessor senior term notes were used to refinance outstanding indebtedness. The costs related to the issuance of the Predecessor senior term notes were capitalized and amortized to expense over their term. At March 31, 2009, the fair value of the 5-year and 10-year Predecessor senior term notes was approximately $141.4 million and $66.0 million, respectively. At December 31, 2008, the fair value of the 5-year and 10-year Predecessor senior term notes was approximately $110.8 million and $46.4 million, respectively.
During the fourth quarter of 2008, the Company retired a portion of the 5-year Predecessor senior term notes due 2010. Of the $8.4 million paid in total, approximately $0.2 million was for accrued interest, with the remaining amount representing $17.8 million in par. As a result, the Company recorded a $9.5 million gain on early extinguishment of debt during the fourth quarter of 2008. This gain is reflected in “Other Income/(Expense)” on the consolidated statement of income for the year ended December 31, 2008.
During March 2009, the Company retired a portion of the 5-year Predecessor senior term notes due 2010. Of the $5.2 million in total cash paid, approximately $6.6 thousand was for accrued interest, with the remaining amount for principal representing $9.5 million in par on the 5% senior term notes due 2010. The Company also accelerated the recognition of the amortization of bond discount and debt issuance costs. The net gain recorded by the Company was approximately $4.3 million and is reflected in “Other Income/(Expense)” on the Company’s consolidated statement of income for the three months ended March 31, 2009.

Symphony CLO V — Successor
As more fully discussed in Note 12, “Consolidated Funds,” in the Company’s 2008 Year End Financial Statements (filed under Form 8-K on March 31, 2009), the Company is required to consolidate into its financial results a collateralized loan obligation, Symphony CLO V, in accordance with U.S. generally accepted accounting principles. Although the Company does not hold any equity interest in this investment vehicle, an affiliate of MDP is the majority equity holder. The $378.5 million of Notes Payable and $24.2 million of Subordinated Notes reflected in the table, above, reflect debt obligations of Symphony CLO V. All of this debt is collateralized by the assets of Symphony CLO V.
Note 6  Derivative Financial Instruments
SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133” and further amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS No. 133”), requires recognition of all derivatives on the balance sheet at fair value. Derivatives that do not meet the SFAS No. 133 criteria for hedge accounting must be adjusted to fair value through earnings. Changes in the fair value of derivatives that do meet the hedge accounting criteria under SFAS No. 133 are offset against the change in the fair value of the hedged assets or liabilities, with only any “ineffectiveness” (as defined under SFAS No. 133) marked through earnings.
At March 31, 2009 and December 31, 2008, the Company did not hold any derivatives designated in a formal hedge relationship under the provisions of SFAS No. 133.
Derivative Transactions Related to Financing Part of the Transactions
As of March 31, 2009, the Company held nine interest rate swap derivative transactions and one collar derivative transaction that effectively converted $2.3 billion of variable rate debt under the term loan facility into fixed-rate borrowings. At December 31, 2008, the Company held nine interest rate swap derivative transactions, one collar derivative transaction, and two basis swaps that effectively convert $2.3 billion of variable rate debt into fixed-rate borrowings. The basis swaps effectively lock in the expected future difference between one-month and three-month LIBOR as the primary reference rate for our variable debt. Collectively, these derivatives are referred to as the “New Debt Derivatives.” The Company recorded $3.2 million in unrealized losses related to the New Debt Derivatives in “Other Income/(Expense)” on the accompanying consolidated statement of income for the three months ended March 31, 2009. For the three months ended March 31, 2008, the Company recorded $49.4 million in unrealized losses. At March 31, 2009 and December 31, 2008, the SFAS 157 fair value of the New Debt Derivatives was a liability of $81.7 million and $78.5 million, respectively, and is reflected in “Fair Value of Open Derivatives” under “Other Short-Term Obligations” on the accompanying consolidated balance sheets as of March 31, 2009 and December 31, 2008.
Contingent Features. The New Debt Derivatives are “pari-passu” (have equal rights of payment or seniority) with the $2.3 billion of variable rate debt under the term loan facility. Furthermore, in the event that the Company were to have a technical default of its debt covenants for the term loan facility, an acceleration of any amounts due on the New Debt Derivatives would only occur if the lenders accelerate the debt under the term loan facility. The aggregate gross fair value (not including the SFAS No. 157 credit valuation adjustment) of the New Debt Derivatives at March 31, 2009 is $112.2 million. Although the Company does have master netting agreements in place with the various counterparties to the New Debt Derivatives, as of March 31, 2009, each of the Company’s New Debt Derivatives are in a liability position. If the credit-risk-related contingent features underlying the New Debt Derivatives agreements had been triggered on March 31, 2009, the Company would have been required to make payments totaling $112.2 million to the various counterparties for the New Debt Derivatives. The Company does not have any collateral posted for the New Debt Derivatives.

Derivative Transactions Related to Certain Product Portfolios
The Company holds futures contracts that have not been designated as hedging instruments under SFAS No. 133 in order to mitigate overall market risk of certain product portfolios. At March 31, 2009 and December 31, 2008, the net fair value of these open non-hedging derivatives was a liability of approximately $38.6 thousand and $52.3 thousand, respectively, and is included in “Fair Value of Open Derivatives” under “Other Short-Term Obligations” on the accompanying consolidated balance sheets. For the three months ended March 31, 2009, the Company recorded approximately $13.8 thousand in unrealized gains and $42.8 thousand in realized gains related to these futures contracts, both of which are reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for that period. For the three months ended March 31, 2008, the Company recorded approximately $25.9 thousand of unrealized losses and $250.6 thousand of realized losses related to these futures contracts, both of which are reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for that period.
Note 7  Retirement Plans
The following table presents the components of the net periodic retirement plans’ benefit costs for the three months ended March 31, 2009 and 2008, respectively:

	Three Months		Three Months
	Ended March 31, 2009		Ended March 31, 2008
	Total	Post-	Total	Post-
	Pension	Retirement	Pension	Retirement
Service Cost	$366,938	$13,297	$381,718	$90,172

Interest Cost	628,695	114,122	599,616	165,304

Expected Return on Assets	(433,266)	—	(598,548)	—

Amortization of:
Unrecognized Prior Service Cost	(30,745)	23,972	(38,429)	—
Unrecognized (Gain)/Loss	113,918	(44,330)	—	—

Total	$645,540	$107,061	$344,357	$255,476

During 2009, the Company expects to contribute approximately $1.1 million to its qualified pension plan, approximately $1.0 million to its excess pension plan, and $0.5 million (net of expected Medicare Part D reimbursements) for benefit payments to its post-retirement benefit plan. For the first three months of 2009, the Company has contributed $1.1 million to its qualified plan, paid out approximately $1.0 million in benefits related to its excess pension plan, and paid out $0.1 million in benefits related to its post-retirement plan.

Note 8  Investments in Collateralized Loan and Debt Obligations
The Company holds an investment in the equity of two collateralized debt obligation entities for which it acts as a collateral manager, Symphony CLO I, Ltd. (“CLO”) and the Symphony Credit Opportunities Fund Ltd. (“CDO”), pursuant to collateral management agreements between the Company and each of the collateralized debt obligation entities. At March 31, 2009, the assets of the collateral pool of the CLO were approximately $383.8 million, which is based on traded cost plus traded cash. At March 31, 2009, the assets of the collateral pool for the CDO were approximately $68.4 million, which is based on traded market value and traded cash. The Company had a combined minority interest investment in the equity of these entities of $2.1 million at March 31, 2009 and December 31, 2008, respectively.
The Company accounts for its investments in the CLO and CDO under EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. The Company reviews cash flow estimates throughout the life of the CLO and CDO investment pool to determine whether an impairment of its equity investments should be recognized. Cash flow estimates are based on the underlying pool of collateral securities and take into account the overall credit quality of the issuers in the collateral securities, the forecasted default rate of the collateral securities and the Company’s past experience in managing similar securities. If an updated estimate of future cash flows (taking into account both timing and amounts) is less than the revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value. The Company has recorded its investment in the equity of the CLO and CDO in “Investments” on its consolidated balance sheets at fair value. Fair value is determined using current information, notably market yields and projected cash flows based on forecasted default and recovery rates that a market participant would use in determining the current fair value of the equity interest. Market yields, default rates and recovery rates used in the Company’s estimate of fair value vary based on the nature of the investments in the underlying collateral pools. In periods of rising credit default rates and lower debt recovery rates, the fair value, and therefore the carrying value, of the Company’s investments in the CLO and CDO may be adversely affected. The Company’s risk of loss is limited to the Company’s remaining cost basis in the equity of the CLO and the CDO, which combined, is approximately $3.7 million as of March 31, 2009.
Note 9  Recent Accounting Pronouncements
On April 9, 2009, the FASB issued three final Staff Positions intended to provide additional application guidance and enhance disclosures regarding the fair value measurements and impairment of securities. This additional application guidance was needed to clarify the application of Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”) to fair-value measurements in the current market environment, modify the recognition of other-than-temporary impairment of debt securities, and require companies to disclose the fair values of financial instruments in interim periods. The final Staff Positions are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, if all three Staff Positions or both the fair-value measurements and other-than-temporary impairment Staff Positions are adopted simultaneously. The Company plans to adopt the provisions under these three Staff Positions for its interim financial statements for the six month period ended June 30, 2009. The following describes each of the Staff Positions.
FSP FAS 157-4
FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”) provides guidance for making fair value measurements more consistent with the principles presented in SFAS No. 157. FSP FAS 157-4 relates to determining fair values when there is no active market or where price inputs being used represent distressed sales. It reaffirms what SFAS No. 157 states is the objective of fair value measurement – to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.
FSP FAS 107-1 and APB 28-1
FSP FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments,” (“FSP FAS 107-1 / APB 28-1”) enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 107-1 / APB 28-1 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.
FSP FAS 115-2 and FAS 124-2
FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (“FSP FAS 115-2 / FAS 124-2”) provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. FSP FAS 115-2 / FAS 124-2 is intended to bring greater consistency on the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The FSP also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.
Note 10  Financial Information Related to Guarantor Subsidiaries
As discussed in Note 5, “Debt,” obligations under the 10.5% senior notes due 2015 are guaranteed by the Parent and each of the Company’s present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers).
The following tables present consolidating supplementary financial information for the issuer of the notes (Nuveen Investments, Inc.), the issuer’s domestic guarantor subsidiaries, and the non-guarantor subsidiaries together with eliminations as of and for the periods indicated. The issuer’s Parent is also a guarantor of the notes. The Parent was a newly formed entity with no assets, liabilities or operations prior to the completion of the Transactions on November 13, 2007. Separate complete financial statements of the respective guarantors would not provide additional material information that would be useful in assessing the financial composition of the guarantors.
Consolidating financial information is as follows:

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING BALANCE SHEET
March 31, 2009
(in 000s)

	Parent					Consolidated
	Windy City	Issuer of Notes				excluding
	Investments,	Nuveen	Guarantor	Non Guarantor	Intercompany	Symphony	Symphony
	Inc.	Investments, Inc.	Subsidiaries	Subsidiaries	Eliminations	CLO V	CLO V	Consolidated
Assets
Cash and cash equivalents	$—	242,470	20,738	56,053	—	319,261	12,258	$331,519
Management and distribution fees receivable	—	—	80,490	4,810	—	85,300	—	85,300
Other receivables	—	(1,034,937)	1,138,851	(86,633)	—	17,280	7,510	24,790
Furniture, equipment and leasehold improvements*	—	—	40,907	19,882	—	60,789	—	60,789
Investments	—	110,499	1,146	57	—	111,702	258,698	370,400
Investment in Subsidiaries	1,007,077	1,344,994	689,950	935	(3,042,956)	—	—	—
Goodwill	—	2,166,302	133,520	—	—	2,299,822	—	2,299,822
Intangible assets*	—	3,115,145	—	—	—	3,115,145	—	3,115,145
Current taxes receivable	—	14,169	129	—	—	14,298	—	14,298
Other assets	—	—	9,348	4,775	—	14,122	3,908	18,030

	$1,007,077	5,958,642	2,115,079	(121)	(3,042,956)	6,037,719	282,374	$6,320,093

Liabilities and Equity
Short-Term Obligations:
Accounts payable	$—	—	2,934	5,845	—	8,779	—	$8,779
Accrued compensation and other expenses	—	33,353	49,116	615	—	83,084	2,669	85,753
Fair value of open derivatives	—	81,776	—	—	—	81,776	—	81,776
Other short-term liabilities	—	685	686	630	—	2,002	12,174	14,176

Total Short-Term Obligations	—	115,814	52,736	7,090	—	175,641	14,843	190,484

Long-Term Obligations:
Term notes	—	3,777,312	—	—	—	3,777,312	402,748	4,180,060
Deferred income tax liability, net	—	1,058,438	(28,971)	1,309	—	1,030,776	—	1,030,776
Other long-term liabilities	—	—	23,648	2,804	—	26,451	—	26,451

Total Long-Term Obligations	—	4,835,750	(5,323)	4,113	—	4,834,539	402,748	5,237,287

Total Liabilities	—	4,951,564	47,413	11,203	—	5,010,180	417,591	5,427,771

Equity:
Nuveen Investments shareholders’ equity	1,007,077	1,007,077	2,047,204	(11,324)	(3,042,956)	1,007,077	—	1,007,077
Noncontrolling interest	—	—	20,462	—		20,462	(135,217)	(114,755)

Total equity	1,007,077	1,007,077	2,067,666	(11,324)	(3,042,956)	1,027,539	(135,217)	892,322

	$1,007,077	5,958,642	2,115,079	(121)	(3,042,956)	6,037,719	282,374	$6,320,093

*	At cost, less accumulated depreciation and amortization

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2009
(in 000s)

						Consolidated
	Parent	Issuer of Notes				excluding
	Windy City	Nuveen	Guarantor	Non Guarantor	Intercompany	Symphony	Symphony
	Investments, Inc.	Investments, Inc.	Subsidiaries	Subsidiaries	Eliminations	CLO V	CLO V	Consolidated
Operating revenues:
Investment advisory fees	$—	—	139,632	897	—	140,529	—	$140,529
Product distribution	—	—	—	969	—	969	—	969
Performance fees/other revenue	—	—	4,973	8,779	(8,017)	5,735	—	5,735

Total operating revenues	—	—	144,605	10,645	(8,017)	147,233	—	147,233

Operating expense
Compensation and benefits	—	—	63,473	5,953	—	69,426	—	69,426
Advertising and promotional costs	—	—	2,316	108	—	2,424	—	2,424
Occupancy and equipment costs	—	—	6,195	1,742	—	7,937	—	7,937
Amortization of intangible assets	—	16,210	—	—	—	16,210	—	16,210
Travel and entertainment	—	36	2,140	280	—	2,456	—	2,456
Outside and professional services	—	19	8,373	1,520	(15)	9,897	—	9,897
Other operating expenses	—	1,151	6,186	10,109	(8,002)	9,444	—	9,444

Total operating expenses	—	17,416	88,683	19,712	(8,017)	117,794	—	117,794

Other income/(expense)	—	745	8	—	—	753	13,835	14,588

Net interest revenue/(expense)	—	(69,755)	383	11	—	(69,361)	5,125	(64,236)

Income/(loss) before taxes	—	(86,426)	56,313	(9,056)	—	(39,169)	18,960	(20,209)

Income tax expense/(benefit)	—	(16,436)	1,363	659	—	(14,414)	—	(14,414)

Net income (loss)	—	(69,990)	54,950	(9,715)	—	(24,755)	18,960	(5,795)

Less: net (income)/loss attributable to the noncontrolling interests	—	—	304	—	—	304	18,960	19,264

Net income/(loss) attributable to Nuveen Investments	$—	(69,990)	54,646	(9,715)	—	(25,059)	—	$(25,059)

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF CASH FLOW
For the Three Months Ended March 31, 2009
(in 000s)

	Parent	Issuer of Notes			Consolidated
	Windy City	Nuveen	Guarantor	Non Guarantor	excluding	Symphony
	Investments, Inc.	Investments, Inc.	Subsidiaries	Subsidiaries	Symphony CLO V	CLO V	Consolidated
Cash flows from operating activities:
Net income/(loss)	$—	(69,990)	54,646	(9,715)	(25,059)	—	$(25,059)
Non-cash items
Deferred income taxes	—	(16,183)	1,362	382	(14,439)	—	(14,439)
Depreciation of office property, equipment, and leaseholds	—	—	2,340	844	3,184	—	3,184
Unrealized (gains)/losses on derivatives	—	3,202	—	—	3,202	—	3,202
Amortization of intangibles	—	16,210	—	—	16,210	—	16,210
Amortization of debt related items, net	—	2,394	—	—	2,394	—	2,394
Compensation expense for equity plans	—	—	9,172	112	9,284	—	9,284
Net gain on early retirement of Senior Unsecured Notes-5% of 2010	—	(4,291)	—	—	(4,291)	—	(4,291)
Net change in working capital	—	(49,085)	(40,340)	11,350	(78,075)		(78,075)

Net cash provided by / (used in) operating activities	—	(117,743)	27,180	2,973	(87,590)	—	(87,590)

Cash flow from financing activities
Repayments of notes payable	—	(5,788)	—	—	(5,788)	—	(5,788)
Early retirement of Senior Unsecured Notes - 5% of 2010	—	(5,178)	—	—	(5,178)	—	(5,178)
Purchase of noncontrolling interests	—	—	(18,132)	—	(18,132)	—	(18,132)
Payment of income allocation to noncontrolling interests	—	—	(1,818)	—	(1,818)	—	(1,818)
Undistributed income allocation for noncontrolling interests	—	—	304	—	304	—	304
Dividends paid	—	(80)	—	—	(80)	—	(80)
Deferred and restricted Class A unit payouts	—	—	(280)	—	(280)	—	(280)

Net cash provided by / (used in) financing activities	—	(11,046)	(19,926)	—	(30,972)	—	(30,972)

Cash flow from investing activities:
Winslow Transaction	—	(92)	(5)	—	(97)	—	(97)
Purchase of office property and equipment	—	—	(1,045)	(930)	(1,975)	—	(1,975)
Proceeds from sales of investment securities	—	1,050	—	—	1,050	—	1,050
Purchase of investment securities	—	(12,861)	—	—	(12,861)	—	(12,861)
Net change in consolidated funds	—	—	—	—	—	(3,169)	(3,169)
Other	—	—	—	—	—	—	—

Net cash provided by / (used in) investing activities	—	(11,903)	(1,050)	(930)	(13,883)	(3,169)	(17,052)

Effect of exchange rate changes	—	(3)	—	—	(3)	—	(3)

Increase/(decrease) in cash and cash equivalents	—	(140,695)	6,204	2,043	(132,448)	(3,169)	(135,617)
Cash and cash equivalents
Beginning of year	—	383,165	14,534	54,010	451,709	15,427	467,136

End of period	$—	242,470	20,738	56,053	319,261	12,258	$331,519